Exhibit 10.1(c)

RESOLUTION OF THE BOARD OF DIRECTORS
OF PARK NATIONAL CORPORATION

WHEREAS, Park National Corporation (“Corporation”) has previously established the Park National Corporation Employees Stock Ownership Plan and Trust (“Plan”); and

WHEREAS, the Corporation has the authority to amend the Plan; and

WHEREAS, the Corporation desires to amend the Plan in order to incorporate certain administrative changes;

NOW, THEREFORE, BE IT

RESOLVED, that, the following administrative changes be made to the Plan effective January 1, 2010;

a.	that for 2010 Plan year, the employer will match 25 percent of a participant’s salary deferral contributions and allocate the match on a per payroll basis.

b.	that the Plan adopt an administrative change to allow retirees (defined as age 55 with 10 years of service or age 65 with 5 years of service) to elect to receive dividends following retirement.

c.	that the Plan will add four new Vanguard Target Retirement Funds.

NOW THEREFORE, the Plan shall be amended as follows:

1.	The first paragraph of Section 1.01 shall be deleted in its entirety and the following shall be substituted:

Each Employee of the Employer will commence participation in the Plan on the Entry Date coinciding with or first following the date on which he has attained age 18 and completed 30 days of service.

2.	Section 1.02 Service for Eligibility shall be deleted in its entirety.

I hereby certify that the foregoing is a true and correct copy of a Resolution duly adopted by the Board of Directors of Park National Corporation in a meeting held October 19, 2009.

Date: October 19, 2009	By:	/s/ David L. Trautman
David L. Trautman, Secretary
Park National Corporation